Exhibit 10.24

MANAGEMENT SUBSCRIPTION AGREEMENT (this “Agreement”) dated as of May 21, 2012, between AMC ENTERTAINMENT HOLDINGS, INC., a Delaware corporation (the “Company”), and MARK A. MCDONALD (the “Purchaser”).

WHEREAS, the Company, Dalian Wanda Group Co., Ltd. (“Wanda”), a company organized under the laws of the People’s Republic of China, and certain other parties have entered into an Agreement and Plan of Merger dated as of May 21, 2012 (the “Merger Agreement”); and

WHEREAS, at the Effective Time (as defined in the Merger Agreement), the Purchaser wishes to subscribe for, and the Company wishes to issue to the Purchaser, shares of Class N Common Stock (as defined below) of the Company pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

SECTION 1.  Definitions.

“Affiliate” shall have the meaning set forth in the Stockholders Agreement.

“Applicable Tax Rate” means 45%; provided that, except for purposes of determining Specified Value (as defined below), the Applicable Tax Rate shall be equitably adjusted to take into account changes to applicable federal, foreign, state or local tax rates enacted following the date of this Agreement.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, in Beijing, People’s Republic of China or in the Hong Kong Special Administrative Region, are authorized or required by Applicable Law (as defined in the Merger Agreement) to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Class N Common Stock” means shares of Class N common stock of the Company, par value $0.01.

“Cause” shall have the same meaning set forth in the Purchaser’s then-effective employment agreement with the Company or its Affiliates, if any, or, if not so defined, the occurrence of any one of the following events:

(i) the Purchaser has committed a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii) the Purchaser has engaged in acts of fraud, dishonesty, gross negligence or other misconduct including abuse of controlled substances, that is injurious to the Company, its Affiliates or any of their customers, clients or employees;

(iii) the Purchaser willfully fails to perform or uphold his or her duties under and/or willfully fails to comply with reasonable directives of the Board of Directors, in either case, that is not remedied by the Purchaser within fifteen (15) days after written notice thereof has been delivered to the Purchaser; or

(iv) any material breach by the Purchaser of any contract he or she is a party to with the Company or any of its Affiliates including the Code of Ethics or another material written policy; provided, however, that any such breach shall not constitute Cause unless the Purchaser fails to promptly cure such breach, if such breach is reasonably susceptible to cure, within fifteen (15) days of receiving such written notice thereof.

“Company Stock Option” shall have the meaning set forth in the Merger Agreement.

“Disability” shall have the same meaning set forth in the Purchaser’s employment agreement with the Company or its Affiliates, if any, or, if not so defined, a physical or mental impairment which, as reasonably determined by the Board of Directors, renders the Purchaser unable to perform the essential functions of his employment with the Company or its Affiliates, even with reasonable accommodation that does not impose an undue hardship on the Company or any of its Affiliates, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

“Equityholders” shall have the meaning set forth in the Merger Agreement.

“Fair Market Value” shall have the meaning set forth in the Stockholders Agreement.

“Good Reason” shall have the same meaning set forth in the Purchaser’s then-effective employment agreement with the Company or its Affiliates, if any (which meaning shall be deemed to include a failure by the Company or its Affiliates to pay to the Purchaser any benefit due under the Management Profit Sharing Plan (as defined below), if such breach does not otherwise constitute Good Reason thereunder) or, if not so defined, the occurrence of any one of the following events:

(i) a material diminution in the Purchaser’s rate of base salary;

(ii) a material diminution in the Purchaser’s authority, duties, or responsibilities;

(iii) a material change in the geographic location of the Purchaser’s principal office with the Company (for this purpose, in no event shall a relocation of such office to a new location that is not more than fifty (50) miles from the current location of the Purchaser’s principal office constitute a “material change”); or

(iv) (A) a material breach by the Company or any of its Affiliates of any contract the Company or any of its Affiliates is a party to with the Purchaser or (B) a failure by the Company or its Affiliates to pay to the Purchaser any benefit due under the Management Profit Sharing Plan.

“Indemnity Escrow Fund” shall have the meaning set forth in the Merger Agreement.

“Initial Vested Management Share” means each Management Share that shall be vested as of the Effective Time.

“IRS” means the Internal Revenue Service.

“Management Profit Sharing Plan” means the AMC Entertainment Holdings, Inc. Management Profit Sharing Plan, as in effect from time to time.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereby.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereby.

“Put Right” shall have the meaning set forth in the Stockholders Agreement.

“SEC” means the Securities and Exchange Commission.

“Specified Value” means the product of (i) 0.50, (ii) the difference between 1.00 and the Applicable Tax Rate and (iii) the sum of (A) the aggregate amount payable to the Purchaser pursuant to Section 2.09(a)(i) of the Merger Agreement, (B) the aggregate amount payable to the Purchaser pursuant to Section 2.09(a)(ii) of the Merger Agreement, assuming that the maximum amount of the Indemnity Escrow Fund (as defined in the Merger Agreement) and the maximum amount of the Stockholder Representative Reserve (as defined in the Merger Agreement) are paid to Equityholders, (C) the aggregate amount payable to the Purchaser pursuant to Section 2.09(b)(i) of the Merger Agreement and (D) the aggregate amount payable to the Purchaser pursuant to Section 2.09(b)(ii) of the Merger Agreement, assuming that the maximum amount of the Indemnity Escrow Fund and the maximum amount of the Stockholder Representative Reserve are paid to Equityholders.

“Stockholders Agreement” means the Management Stockholders Agreement, substantially in the form attached hereto as Schedule A, that will be entered into at the Effective Time among the Company, Wanda and the other parties signatory thereto (including any individual who executes and delivers a joinder agreement), as amended from time to time.

“Stockholder Representative Reserve” shall have the meaning set forth in the Merger Agreement.

“Unvested Company Stock Option” means each Company Stock Option held by the Purchaser immediately prior to the Effective Time that is unvested as of immediately prior to the Effective Time (without regard to the cancellation of such Company Stock Options required by Section 2.09(a) of the Merger Agreement).

“Unvested Management Share” means each Management Share that shall be unvested, and shall be subject to forfeiture as set forth in this Agreement, as of the Effective Time.

“Vested Company Stock Option” means each Company Stock Option held by the Purchaser immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time (without regard to the cancellation of such Company Stock Options required by Section 2.09(a) of the Merger Agreement).

“Vesting Date” means July 19, 2014.

SECTION 2. Price Per Share Adjustment of Number of Shares

(a)                       Price Per Share.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Purchaser shall purchase from the Company a number of shares of Class N Common Stock equal to (i) the Specified Value divided by (ii) the Per Share Merger Consideration (as defined in the Merger Agreement, assuming that the maximum amount of the Indemnity Escrow Fund and Stockholder Representative Reserve are paid to Equityholders at the Closing of the Merger) rounded down to the nearest whole share (such shares, the “Management Shares”).

(b)                       Adjustment of Number of Shares.  The Company covenants and agrees that the per share purchase price of the shares of Class N Common Stock purchased by Purchaser pursuant to the terms of this Agreement shall be the same as the per share purchase price paid by Wanda for the shares of Class A Common Stock in connection with the transactions contemplated by the Merger Agreement.  The Company acknowledges that if any portion of the Indemnity Escrow Fund is not paid to the Equityholders and is instead paid to any Person other than the Company or any of its Subsidiaries, then, at the Company’s election, the number of shares of Class A Common Stock issued to Wanda will be adjusted, the number of shares of Class N Common Stock issued to the Purchaser will be adjusted and/or a portion of the Per Share Merger Consideration will be paid in cash, without interest, to the Purchaser so that the per share purchase price of shares of Class N Common Stock and the per share purchase price of shares of Class A Common Stock acquired by Wanda in connection with the transactions contemplated by the Merger Agreement are equal; provided, however, that this Section 2(b) shall only apply to those Management Shares that Purchaser holds on the date of the final release of any amounts from the Indemnity Escrow Fund.  The parties hereto agree that any such adjustment shall be made following the final release of any amounts from the Indemnity Escrow Fund, but such adjustment (i) shall take into account the total portion of the Indemnity Escrow Fund that is not paid to the Equityholders and is instead paid to any Person other than the Company or any of its Subsidiaries and (ii) shall be given effect from the original issuance of shares of Class N Common Stock pursuant to the terms of this Agreement.  The Company covenants and agrees to promptly take all actions required to effect the terms of this Section 2(b).

SECTION 3. Stockholders Agreement; Protective Section 83(b) Election; Management Profit Sharing Plan.

(a)                       Stockholders Agreement.  As of the Effective Time, and as a condition precedent to the acquisition of the Management Shares hereunder, the Purchaser shall execute the

Stockholders Agreement.  By execution of this Agreement, the Purchaser acknowledges that all Management Shares acquired hereunder shall be subject to the provisions of the Stockholders Agreement.

(b)                       Protective Section 83(b) Election.  As of the Effective Time, and as a condition precedent to the acquisition of the Management Shares hereunder, the Purchaser shall make an election with the IRS under Section 83(b) of the Code and the regulations promulgated thereunder (a “Protective Section 83(b) Election”) with respect to the Unvested Management Shares (as defined below), and the Purchaser shall provide a copy of such form to the Company promptly following its filing, which is required under current law to be filed with the IRS no later than thirty (30) days after the date in which the Effective Time occurs.  The form for making the Protective Section 83(b) Election is attached hereto as Schedule B.

(c)                        Management Profit Sharing Plan.  As a condition precedent to the acquisition of the Management Shares hereunder, the Management Profit Sharing Plan shall become effective as of the Effective Time.  If the Management Profit Sharing Plan does not become effective as of or substantially concurrent with the Effective Time, this Agreement shall become null and void ab initio and have no effect, and all rights and obligations of the parties hereunder shall automatically terminate.

SECTION 4.  Terms of Management Shares.

(a)                       Initial Vested Management Shares.  The number of Initial Vested Management Shares shall equal the product of (i) the number of Management Shares and (ii) the Initial Vested Percentage.  The “Initial Vested Percentage” shall be a fraction, the numerator of which shall be the sum of (i) the aggregate amount payable to the Purchaser pursuant to Section 2.09(a)(i) of the Merger Agreement with respect to Vested Company Stock Options and (ii) the aggregate amount payable to the Purchaser pursuant to Section 2.09(a)(ii) of the Merger Agreement with respect to Vested Company Stock Options, assuming that the maximum amount of the Indemnity Escrow Fund and the maximum amount of the Stockholder Representative Reserve are paid to Equityholders, and the denominator of which shall be the sum of (A) the aggregate amount payable to the Purchaser pursuant to Section 2.09(a)(i) of the Merger Agreement, (B) the aggregate amount payable to the Purchaser pursuant to Section 2.09(a)(ii) of the Merger Agreement, assuming that the maximum amount of the Indemnity Escrow Fund and the maximum amount of the Stockholder Representative Reserve are paid to Equityholders, (C) the aggregate amount payable to the Purchaser pursuant to Section 2.09(b)(i) of the Merger Agreement and (D) the aggregate amount payable to the Purchaser pursuant to Section 2.09(b)(ii) of the Merger Agreement, assuming that the maximum amount of the Indemnity Escrow Fund and the maximum amount of the Stockholder Representative Reserve are paid to Equityholders.

(b)                       Unvested Management Shares.  The number of Unvested Management Shares shall equal the product of (i) the number of Management Shares and (ii) the Initial Unvested Percentage.  The “Initial Unvested Percentage” shall be a fraction, the numerator of which shall be sum of (i) the aggregate amount payable to the Purchaser pursuant to Section 2.09(a)(i) of the Merger Agreement with respect to Unvested Company Stock Options, (ii) the aggregate amount payable to the Purchaser pursuant to Section 2.09(a)(ii) of the Merger Agreement with respect to Unvested Company Stock Options, assuming that the maximum amount of the

Indemnity Escrow Fund and the maximum amount of the Stockholder Representative Reserve are paid to Equityholders, (iii) the aggregate amount payable to the Purchaser pursuant to Section 2.09(b)(i) of the Merger Agreement and (iv) the aggregate amount payable to the Purchaser pursuant to Section 2.09(b)(ii) of the Merger Agreement, assuming that the maximum amount of the Indemnity Escrow Fund and the maximum amount of the Stockholder Representative Reserve are paid to Equityholders, and the denominator of which shall be the sum of (A) the aggregate amount payable to the Purchaser pursuant to Section 2.09(a)(i) of the Merger Agreement, (B) the aggregate amount payable to the Purchaser pursuant to Section 2.09(a)(ii) of the Merger Agreement, assuming that the maximum amount of the Indemnity Escrow Fund and the maximum amount of the Stockholder Representative Reserve are paid to Equityholders, (C) the aggregate amount payable to the Purchaser pursuant to Section 2.09(b)(i) of the Merger Agreement and (D) the aggregate amount payable to the Purchaser pursuant to Section 2.09(b)(ii) of the Merger Agreement, assuming that the maximum amount of the Indemnity Escrow Fund and the maximum amount of the Stockholder Representative Reserve are paid to Equityholders.  The Unvested Management Shares shall become fully vested and nonforfeitable on the Vesting Date, subject only to the Purchaser’s continued service for the Company or any of its Affiliates through the Vesting Date (any such Unvested Management Shares that become vested and nonforfeitable, together with the Initial Vested Management Shares, the “Vested Management Shares”).  If the Purchaser’s service for the Company and its Affiliates terminates prior to the Vesting Date, the Unvested Management Shares shall be forfeited, without any payment to the Purchaser, unless otherwise provided in this Agreement (including pursuant to Section 5(a) below).

(c)                        Stockholder Rights.  Subject to the restrictions set forth in this Agreement and the Stockholders Agreement, the Purchaser shall have all rights of a holder of Class N Common Stock as set forth in the Certificate of Incorporation of the Surviving Corporation, which shall be amended and restated substantially in the form of Exhibit J of the Merger Agreement pursuant to Section 3.01 thereof.

(d)                       Dividends and Distributions.  All cash and other dividends and distributions, if any, that are paid with respect to shares of Class N Common Stock (i) shall, with respect to any Vested Management Shares at the time of such dividend or distribution, be paid to the Purchaser at the same time, at the same rate and in the same manner as other holders of shares of Class N Common Stock, and (ii) shall, with respect to any Unvested Management Shares at the time of such dividend or distribution, be withheld by the Company and paid to the Purchaser as described in clause (i) of this Section 4(d), without interest, on the Vesting Date, to the extent that such Unvested Management Shares become vested and nonforfeitable in accordance with this Agreement.

(e)                        Net Shares. Notwithstanding the terms of the Stockholders Agreement, upon any taxable event arising under federal, foreign, state or local tax law with respect to the Management Shares (including, but not limited to, the issuance, repurchase, cancellation, vesting or transfer of the Management Shares, or the waiver or cancellation of the Put Right), at the election of the Purchaser, the Company shall repurchase for their then-current Fair Market Value a number of the Management Shares up to the amount of the tax liability incurred with respect to such taxable event, such tax liability to be calculated using the applicable tax rate of the Purchaser at the time the taxable event arises.

SECTION 5.  Termination of Employment.

(a)                       Termination prior to the Vesting Date due to Death or Disability, without Cause or for Good Reason.  If the employment of the Purchaser with the Company and its Affiliates terminates prior to the Vesting Date (i) due to death or Disability, (ii) by the Company or any of its Affiliates without Cause or (iii) by the Purchaser with Good Reason, then the Purchaser’s Unvested Management Shares as of the date of such termination of employment shall become fully vested and nonforfeitable as of the date of such termination of employment.

(b)                       Termination prior to the Vesting Date other than due to Death or Disability, with Cause or without Good Reason.  If the employment of the Purchaser with the Company and its Affiliates terminates prior to the Vesting Date other than as set forth in Section 5(a), then the Purchaser’s Unvested Management Shares as of the date of such termination of employment shall be forfeited in their entirety as of the date of such termination of employment without any payment to the Purchaser.

(c)                        Vested Management Shares.  If the employment of the Purchaser with the Company and its Affiliates terminates for any reason, the Purchaser’s Vested Management Shares as of the date of such termination of employment shall not be forfeited.

SECTION 6.  Representations and Warranties.

The Purchaser hereby represents and warrants to the Company as follows:

(a)                       The Purchaser has been advised that the Management Shares have not been registered under the 1933 Act and, therefore, cannot be resold to a third party unless the Management Shares are registered or unless an exemption from registration is available.  The Purchaser is acquiring the Management Shares for his or her own account, for investment and not with a view to, or for resale in connection with, the distribution thereof, and the Purchaser has no present intention of selling, assigning, transferring, distributing or otherwise disposing of, or causing the sale, assignment, transfer, distribution or other disposition of, any thereof.  In making the foregoing representations, the Purchaser is aware that he or she must bear the economic risk of an investment in the Management Shares for an indefinite period of time since, in the view of the SEC, the statutory basis for exemption from registration under the 1933 Act would not be present if such representations meant merely that the Purchaser’s current intention is to hold these securities only for the long-term capital gains period of the Code, or for a deferred sale, or for any fixed period in the future.

(b)                       The Purchaser has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the Management Shares to be transferred hereunder and other related matters.  The Purchaser represents and warrants that he or she has been furnished with and has carefully read this Agreement and the Stockholders Agreement and that the Company has made available to the Purchaser or his agents all documents and information requested by him/her or on his/her behalf in connection with his/her investment in the Management Shares and that he or she understands and has evaluated the merits and risks of an investment in the Management Shares.  In evaluating the suitability of an investment in such Management Shares, the Purchaser has not relied upon any other representations or other information (whether oral or written) made by or on behalf of the Company other than such express representations and warranties as are made in this Agreement and the Stockholders Agreement.

(c)                        The Purchaser is aware of and familiar with the restrictions on the transfer of any Management Shares, including, without limitation, the restrictions contained in this Agreement and the Stockholders Agreement.

(d)                       The Purchaser represents that this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(e)                        The Purchaser is an “accredited investor” as such term is defined in Regulation D under the 1933 Act.

SECTION 7.  Miscellaneous.

(a)                       Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement, including the Purchaser’s failure to execute the Stockholders Agreement, were not performed by the Purchaser in accordance with the terms hereof and that the Company shall, following the Effective Time, be entitled to specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in the City of Wilmington, Delaware), in addition to any other remedy to which they are entitled at law or in equity.  The Purchaser agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)                       No Restriction on Right of Company to Effect Corporate Changes.  Neither this Agreement nor the Stockholders Agreement shall affect in any way the right or power of the Company or its stockholders to, after the Effective Time, make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Management Shares or the rights thereof or which are convertible into or exchangeable for Class N Common Stock or other equity securities of the Company, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

SECTION 8.  Survival; Assignment.  All agreements, representations and warranties made herein shall survive the issuance to the Purchaser of the Management Shares and, notwithstanding any investigation heretofore or hereafter made by the Purchaser or the Company or on the Purchaser’s or the Company’s behalf, shall continue in full force and effect.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except as permitted by the Stockholders Agreement or by will or the laws of descent and distribution.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the heirs and permitted successors and assigns of such party; and all agreements herein by or on behalf of the Company, or by or on behalf of the Purchaser, shall bind and inure to the benefit of the heirs and permitted successors and assigns of such parties hereto.

SECTION 9. Notices.  All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopy (including facsimile or e-mail transmission) or sent by nationally recognized overnight courier, and shall be given:

If to the Company:

AMC Entertainment Holdings, Inc.

920 Main Street

Kansas City, MO 64105-1977

Facsimile: (816) 480-4700

Attn:                    General Counsel

with a copy (which shall not constitute notice) to:

Dalian Wanda Group Co., Ltd.

21/F Block B, Wanda Plaza

93 Jianguo Road

Chaoyang District, Beijing

China  100022

Facsimile: +86 (10) 8585-3095

Attn:                    Wu Hua

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue

New York, New York 10017
Attention: Phillip R. Mills
Facsimile No.: (212) 701-5800
E-mail: phillip.mills@davispolk.com

If to the Purchaser, to the address set forth on such Purchaser’s signature page hereto;

or to such other address, facsimile number or e-mail address as such party may hereafter specify in accordance with this Section 9 for this purpose by notice to the other parties.

All such notices, requests, consents and other communications shall be deemed to have been delivered and received: (i) in the case of personal delivery or delivery by facsimile, on the date of such delivery (and, if such date is not a Business Day, then on the next Business Day); and (ii) in the case of dispatch by nationally recognized overnight courier, on the next Business Day following such dispatch.

SECTION 10.  Waiver.  Any provision of this Agreement may be waived by a party but only if such waiver is in writing and is signed by the party against whom the waiver is to be effective.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the other party of a provision of this Agreement.

SECTION 11. Amendment.  No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Purchaser.

SECTION 12.  Entire Agreement; Governing Law; Submission of Jurisdiction.

(a)                       This Agreement and the Stockholders Agreements set forth the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof.  The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement.  This Agreement shall be subject, and construed in accordance with, the laws of the State of New York, without regard to the conflict of law rules of such state.

(b)                       Each party acknowledges and agrees that the choice of the laws of the State of New York as the governing law of this Agreement was freely made by it for bona fide purposes.

(c)                        The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware or of any federal court located in the State of Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

SECTION 13.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.  EACH PARTY HEREBY ACKNOWLEDGES THAT THIS IS A COMMERCIAL TRANSACTION, THAT THE FOREGOING PROVISIONS FOR WAIVER OF JURY TRIAL HAVE BEEN READ, UNDERSTOOD AND VOLUNTARILY AGREED TO BY EACH PARTY AND THAT BY AGREEING TO SUCH PROVISIONS EACH PARTY IS WAIVING IMPORTANT LEGAL RIGHTS.

SECTION 14.  Counterparts.  This Agreement may be signed in any number of counterparts (including by facsimile or electronic .pdf submission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto (including by facsimile or electronic .pdf submission), this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Purchaser has executed this Agreement, both as of the day and year first above written.

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Craig R. Ramsey
	Name:	Craig R. Ramsey
	Title:	Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Purchaser has executed this Agreement, both as of the day and year first above written.

PURCHASER

/s/ Mark McDonald
Name:	Mark McDonald
Address:

[SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT]

SCHEDULE A

Form of Stockholders Agreement

Please see attached

SCHEDULE B

Protective Election to Include

Class N Common Stock in Gross Income

Pursuant to §83(b) of the

United States Internal Revenue Code

On [                ], 2012, the undersigned (the “Taxpayer”) acquired shares of Class N common stock of AMC Entertainment Holdings, Inc. (the “Company”), par value $0.01 (the “Property”).  The Property is subject to certain restrictions pursuant to the Management Subscription Agreement, dated as of May 21, 2012.

The Taxpayer does not believe that the Property has been “transferred” under the provisions of § 83 of the Internal Revenue Code of 1986, as amended (the “Code”) because the Taxpayer has a put right at the purchase price for the Property, and thereby does not have a risk of loss with respect to the Property pursuant to Treasury Regulation § 1.83-3(a)(6) and Treasury Regulation § 1.83-3(a)(7), Example 5.  However, in the event that the sale is treated as a “transfer” under § 83 of the Code, the Taxpayer desires to make an election to have the receipt of the Property taxed under § 83(b) of the Code at the time the Taxpayer acquired the Property.

Therefore, pursuant to § 83(b) of the Code and Treasury Regulation § 1.83-2 promulgated thereunder, the Taxpayer hereby makes a protective election, with respect to the Property, to report as taxable income for calendar year 2012 the excess, if any, of the Property’s fair market value on [                ], 2012 over the purchase price thereof.

The following information is supplied in accordance with Treasury Regulation § 1.83-2(e):

1.             The name, address and taxpayer identification number of the Taxpayer:

Name:

Address:

Taxpayer I.D. No.:

2.               A description of the Property with respect to which the election is being made:

[        ] shares of Class N common stock of the Company, par value $0.01.

3.               The date on which the Property was transferred and the taxable year for which such election is made:

[                ], 2012, and calendar year 2012.

4.               The nature of the restriction(s) to which the Property is subject:

The Property is subject to transfer restrictions.  In addition, the property is subject to forfeiture restrictions that lapse only if the Taxpayer remains employed by the Company through July 19, 2014, or if the Taxpayer’s employment is terminated without “Cause” or for “Good Reason” (in each case, as defined in the Management Subscription Agreement between the Company and the Taxpayer) or due to death or disability.

5.               Fair market value at the time of transfer:

The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the Property was $[        ].

6.               Amount paid for the Property:

The amount paid by the Taxpayer for the Property was $[        ].

7.               Furnishing statement to the Company:

A copy of this statement has been furnished to the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned Taxpayer executes this Election to Include Value of Restricted Property in Gross Income in Year of Transfer Under Internal Revenue Code § 83(b) as of the          day of                                           , 2012.

[Name]